Exhibit 99.1

MARTIN MIDSTREAM PARTNERS L.P. AND
MARTIN RESOURCE MANAGEMENT CORPORATION
ANNOUNCE FORMATION OF NATURAL GAS STORAGE JOINT VENTURE

KILGORE, TX – May 31, 2011 (GlobeNewswire) – Martin Resource Management Corporation (“MRMC”) and Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today the formation of Redbird Gas Storage LLC, (“Redbird” or the “Joint Venture”), a natural gas storage joint venture formed to invest in Cardinal Gas Storage Partners (“Cardinal”).  Cardinal is a joint venture between Redbird and Energy Capital Partners that is focused on the development, construction, operation and management of natural gas storage facilities across North America.  In conjunction with the formation of the Joint Venture, MMLP acquired all of the Class B equity interests in Redbird for approximately $59.3 million (the “Investment”).

Concurrent with the closing of the Investment, Cardinal acquired all of the outstanding equity interests in Monroe Gas Storage Company, LLC (“Monroe”) as well as an option on development rights to an adjacent depleted reservoir facility (the “Option”).  The primary asset of Monroe is a FERC-regulated, high-deliverability, depleted reservoir natural gas storage facility (the “Facility”) strategically located in northeast Mississippi near the Southeastern U.S. natural gas corridor.  The Facility was placed into service in 2009 and has current working gas capacity of approximately 12 billion cubic feet (“Bcf”).  Monroe is the largest multi-interconnect storage facility in the Black Warrior Basin with direct interconnects to the Tennessee Gas Pipeline 500 and Texas Eastern M-1 lines.  Subject to further development and FERC approval, the Facility is expected to be expanded to 14 Bcf of working gas capacity in the first quarter 2012.  If Cardinal exercises its Option, Monroe would have development rights of up to an additional 10 Bcf of working gas capacity.

The Class B equity interests of Redbird owned by MMLP represent Redbird’s pro-rata interest in Cardinal’s ownership of Monroe.  In addition to the Investment, MMLP anticipates funding up to an additional $5 million over the next six months for growth capital expenditures related to Monroe.  If the Option is exercised, MMLP will have the right to fund its pro-rata share of the option exercise price and growth capital expenditures related to the Option.

Based on current market conditions and operational estimates, MMLP estimates that it will receive approximately $6 to $7 million in annual cash distributions from the Investment.  MRMC will continue to own all of the outstanding Class A equity interests in Redbird, which represent Redbird’s pro-rata interest in all of Cardinal’s other existing and future gas storage development projects including Arcadia Gas Storage, Perryville Gas Storage and Cadeville Gas Storage but excluding Monroe.

In conjunction with the Investment, MMLP and MRMC entered into a limited liability company agreement governing the Redbird joint venture (the “LLC Agreement”).  The Investment and LLC Agreement were approved by the Conflicts Committee and the Board of Directors of Martin Midstream GP LLC (“MMGP”), the general partner of the Partnership.  The Investment is expected to be accretive to MMLP unitholders and was funded using availability under the Partnership’s existing credit facility.

Ruben Martin, President and Chief Executive Officer of MMGP, said, "We are pleased to announce our first investment in natural gas storage through the purchase of the Class B interests in Redbird.  Our interest in Redbird is tied to the performance of Monroe, whose strategic location and potential upside from additional development opportunities make this an attractive opportunity for MMLP.  Further, this investment continues our strategic plan to bring high quality, fee-based cash flows to MMLP and its unitholders.”

About Martin Midstream Partners L.P.

Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region.  The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution; marine transportation services for petroleum products and by-products.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

Contact:                 Joe McCreery, Vice President – Finance & Head of Investor Relations,
Martin Midstream Partners L.P.
Phone: (903) 988-6425
joe.mccreery@martinmlp.com